Exhibit 10.7

Advanced Analog Circuits Co., Ltd..
800 Yishan Road, Shanghai, China
TEL: 86-21-6495-9539
FAX: 86-21-6485-1721
E-mail: info@aacmicro.com
http://www.aacmicro.com

February 11, 2002

Ching-Siang (David) Chen

24071 Nuthatch Lane

Laguna Niguel, CA 92677

Re: Employment Letter Agreement

Dear Mr. Chen:

This employment letter agreement sets forth the terms of your employment agreement with Advanced Analog Circuits Co., Ltd. (the “Company”).

1. Position. The Company will offer you employment as its Vice President of Engineering of Advanced Analog Circuits Co., Ltd., effective immediately upon your execution of this Agreement. You will report to me or anyone else subsequently assigned by the Company.

2. Compensation. For your service under this Employment Letter Agreement, you will receive the following compensation from the Company.

(A) Base Salary. You will receive a base salary of US$144,000 and RMB$120,000 per year.

(B) Sign-in Bonus. Your will receive total of US$10,000 as a sign-in bonus.

(C) Expense Subsidy. You will receive US$900 per month as an apartment rental expense. The Company will also provide round trip ticket for you once in two months.

(D) Insurance. The Company will reimburse all related insurance costs.

(E) Initial Stock Options. Subject to approval by the Board of Directors, you will be granted 400,000 optioned shares of Common Stock (“Option”) at the price, which will be determined by the Board of Directors pursuant to the applicable stock Option plan.

Advanced Analog Circuits Co., Ltd..
800 Yishan Road, Shanghai, China
TEL: 86-21-6495-9539
FAX: 86-21-6485-1721
E-mail: info@aacmicro.com
http://www.aacmicro.com

David Chen
February 11, 2002
Page 2

(1) Vesting.

(a) Standard Vesting. Your Option shall be subject to vesting on the following terms: one-fourth (1/4th) shall vest after one year of your employment with the Company, with the balance vesting equally on a monthly basis for each month of your employment with the Company over the next three years.

(b) If you are terminated by the Company without “Cause”, one year of the remaining unvested shares from all of your option grants shall be accelerated immediately and vest upon the last day of your employment with the Company, provided you have no “then-existing” claims against the Company.

(c) Definitions. For purposes of this Employment Letter Agreement, the following terms shall have the meanings set forth below.

(2) “Cause” means the occurrence of any of the following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea o guilty or nolo contendere) of any felony or other crime involving moral turpitude or dishonesty by the employee; or (iii) any material breach by the employee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

3. Terms of Employment

(A) Company Policies and Agreement. As a Company employee, you will be expected to abide by the Company’s rules and regulations. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company. The Company may amend its rules and regulations at any time

(B) Employment At Will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company.

Advanced Analog Circuits Co., Ltd..
800 Yishan Road, Shanghai, China
TEL: 86-21-6495-9539
FAX: 86-21-6485-1721
E-mail: info@aacmicro.com
http://www.aacmicro.com

David Chen
February 11, 2002
Page 3

4. Complete Agreement. Employment Letter Agreement, together with your Confidential Information and Invention Agreement and stock option agreements, forms the complete and exclusive statement of the terms of your employment agreement with the Company. The employment terms in this Employment Letter Agreement and the Confidential Information and Invention Agreement supersede any other prior contemporaneous agreements or promises made to you by anyone, whether oral or written.

If you agree to the terms of this Employment Letter Agreement, please sign and date the attached copy of this Employment Letter Agreement and return that copy to me.

We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,

/s/ Haw Ming Huang
Haw Ming Huang
CEO

Agreed:

/s/ Ching-Siang Chen	02/14/2002
Ching-Siang (David) Chen	Date